CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
BIORESTORATIVE THERAPIES, INC.

It is hereby certified that:
1. The name of the corporation (hereinafter called the “Corporation”) is BioRestorative Therapies, Inc.  The date of the filing of its Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware was December 22, 2014 under the name “BioRestorative Therapies, Inc.”, with an effective date of January 1, 2015.
2. The Certificate of Incorporation is hereby amended to change the capitalization of the Corporation by adding the following to the end of Paragraph C of Article FOURTH:
“Upon the effectiveness of the Certificate of Amendment to the Certificate of Incorporation to effect a plan of recapitalization of the Common Stock by effecting a 1-for-4,000 reverse stock split with respect to the issued and outstanding shares of the Common Stock (the “Reverse Stock Split”), without any change in the powers, preferences and rights or qualifications, limitations or restrictions thereof, and without further action of any kind on the part of the Corporation or its stockholders, every four thousand (4,000) shares of Common Stock outstanding or held by the Corporation in its treasury on the date of effectiveness of the Certificate of Amendment shall be changed and reclassified into one (1) share of Common Stock, par value $0.0001 per share, which shares shall be fully paid and nonassessable shares of Common Stock. There shall be no fractional shares issued upon the Reverse Stock Split. Any fractional shares that result from the Reverse Stock Split shall be rounded up to the next whole number.”
3. The Certificate of Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
4.  The foregoing Certificate of Amendment of the Certificate of Incorporation shall be effective as of 12:01 a.m. Eastern Time, on October 27, 2021.

EXECUTED, this 26th day of October, 2021.
BioRestorative Therapies, Inc.

By: /s/ Lance Alstodt
Lance Alstodt
Chief Executive Officer